Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, filed with the Securities and Exchange Commission on November 14, 2014, pertaining to the Restricted Share Grant Plan of Just Energy Group Inc. (the “Company”) of our reports dated May 14, 2014 with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting included in its Annual Report (Form 40-F), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada,	Chartered Accountants
November 14, 2014	Licensed Public Accountants